Farmer Mac Announces Charles A. Stones as
New Presidentially Appointed Director

WASHINGTON, December 23, 2020 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that Charles A. Stones of Topeka, Kansas, has been sworn in as the newest member of the company’s board of directors. Mr. Stones was confirmed by the United States Senate on December 18, 2020 after being nominated for the position by President Trump earlier in the year. Mr. Stones replaces Bruce J. Sherrick of Champaign, Illinois on Farmer Mac’s board.

Mr. Stones brings significant experience with agricultural credit policy, government relations, marketing, strategic planning, and organizational management. He worked closely with agricultural and rural lenders during his 33 years with the Kansas Bankers Association, including 15 years as president until his retirement in 2019. Prior to his long tenure at the Kansas Bankers Association, Mr. Stones worked in the investment division of Fourth National Bank in Kansas. He currently serves as a trustee of the Kansas–Nebraska Southern Baptist Foundation and has previously served on the boards of banking schools in Nebraska and Wisconsin. Mr. Stones graduated from Washburn University in Topeka, Kansas with a degree in Communications.
Upon his official swearing in, Board Chair LaJuana S. Wilcher said, “We welcome Chuck to Farmer Mac’s board of directors. Throughout Chuck’s career, he has passionately advocated for the communities that Farmer Mac so proudly serves. His knowledge of the financial services industry and prior experience will complement our other board members’ experience and insight as we remain focused on our mission from a position of financial strength.” Chair Wilcher continued, “We also offer our sincere gratitude to Bruce for his significant contributions and dedication to Farmer Mac during his eight years of service on the board.”
“I know that Farmer Mac’s mission to deliver the capital that rural America deserves is crucial, especially during today’s challenging times,” Mr. Stones said. “It was a great honor to be confirmed for this position. Serving on Farmer Mac’s board is an opportunity to bring my experience to the boardroom to help support a strong and vital rural America. I look forward to working with the other board members to further Farmer Mac’s important mission of serving farmers, ranchers, and rural communities.”
Five members of Farmer Mac’s board, now including Mr. Stones, are appointed by the President of the United States with the advice and consent of the United States Senate. Ten additional board members are elected each year by stockholders—five by holders of Class A Voting Common Stock that may be owned only by financial institutions (NYSE: AGM.A), and five by holders of Class B Voting Common Stock that may be owned only by Farm Credit System institutions (not listed on any exchange). One of the Class A elected board seats is currently vacant due to the death of W. David Hemingway last month.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation's secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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